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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Southside Bancshares Corp.:

         We consent to incorporation by reference in the Registration Statements on Form S-8 (No. 33-78454, No. 333-00579 and No. 333-91105) of Southside
Bancshares Corp. of our report dated February 16, 2001, relating to the consolidated balance sheets of Southside Bancshares Corp. and subsidiaries as of December 31, 2000, and 1999, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 annual report on Form 10-K of Southside Bancshares Corp.


                                            /s/ KPMG LLP

St. Louis, Missouri
March 30, 2001